         BEFORE THE NEW MEXICO PUBLIC UTILITY COMMISSION


IN THE MATTER OF THE APPLICATION OF        )
GAS COMPANY OF NEW MEXICO FOR AN           )
ORDER AUTHORIZING RECOVERY OF              )
SETTLEMENT AMOUNTS AND LEGAL AND           )
CONSULTING FEES AS PRODUCER                )
TAKE-OR-PAY COSTS THROUGH RATE             )
RIDER NO. 8,                               )
                                           )      Case No. 2503
GAS COMPANY OF NEW MEXICO, a               )
division of Public Service Company         )
of New Mexico,                             )
                                           )
        Applicant.                         )
___________________________________________)


IN THE MATTER OF THE APPLICATION OF        )
GAS COMPANY OF NEW MEXICO FOR AN           )
ORDER AUTHORIZING RECOVERY OF MDL-403      )
COSTS THROUGH RATE RIDER NO. 8,            )
CERTAIN PAST PRICING AMOUNTS THROUGH       )      Case No. 2521
RATE RIDER NO. 4 and ALLOCATION OF         )
AMOUNTS INCURRED IN VARIOUS                )
SETTLEMENTS,                               )
                                           )
GAS COMPANY OF NEW MEXICO, a division      )
of Public Service Company of New           )
Mexico,                                    )
                                           )
        Applicant.                         )
___________________________________________)



                                   STIPULATION


     The undersigned parties (the "Parties") including Gas Company of New Mexico, a division of Public Service Company of New Mexico ("GCNM"), Staff ("Staff") of the New Mexico Public Utility Commission (the "Commission" or "NMPUC"), and the United

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States Executive Agencies (the "USEA") stipulate as follows:

     1. The Parties were some of the parties to NMPUC Case No. 2183 ("Case 2183"). The Commission's Final Order in Case 2183, issued on December 18, 1989, adopted a Stipulation ("Case 2183 Stipulation") that provided that GCNM would be permitted to collect from its customers 75% of all producer take-or-pay costs, as that term is defined in the Case 2183 Stipulation ("Producer TOP Costs"), incurred by GCNM and Sunterra Gas Gathering Company ("SGGC") to settle certain contract disputes with producers and 100% of amounts incurred to settle certain pricing claim disputes with producers that were determined by the Commission to be prudently incurred or otherwise just and reasonable ("MDL-403 Costs"). Such amounts are collectible through Rate Rider No. 8, which was approved by the Commission in NMPUC Case No. 2340 ("Case 2340").

     2. On March 29, 1993, the Commission, in its Final Order in NMPUC Case No. 2353 ("Case 2353"), opened a new docket to consider issues regarding GCNM's allocations as Producer TOP Costs of settlement amounts paid and legal and consulting fees incurred in connection with settlements with Unicon Producing Company, Pioneer Exploration Company, Oryx Energy Company and El Paso Natural Gas Company. That case was docketed as NMPUC Case No. 2503 ("Case 2503"). The New Mexico Attorney General (the "AG"), the New Mexico Industrial Energy Consumers ("NMIEC"), the

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USEA, the Incorporated County of Los Alamos ("LAC"), Western Natural Gas and
Transmission Corporation ("WNG"), and the City of Albuquerque timely intervened. In that case, GCNM sought to recover as Producer TOP Costs approximately $11.9 million of the approximately $17.3 million it had incurred relating to those settlements. Staff filed testimony supporting recovery of $8,997,166 as Producer TOP Costs, and the AG filed testimony supporting recovery of a lesser amount. Hearings were held in November and December of 1993 and briefs were filed by GCNM, Staff and the AG in February and March of 1994.

     3. NMPUC Case No. 2521 ("Case 2521") was docketed by the Commission to consider the Petition For Order Suspending a Portion of Gas Company of New Mexico's Gas Cost Factor, filed by Staff on June 24, 1993; the Joint Motion for Consolidation of Issues Relating to Amounts Paid In Certain Settlements, filed by Staff, GCNM, and the AG on June 30, 1993; and the Petition For An Order Investigating the Allocation of Amounts in Gas Company of New Mexico's Take-Or-Pay Surcharge Statement Filed June 1, 1993, filed by the AG on June 30, 1993. In granting all three requests, the Commission established the scope of Case 2521 to determine:

          a. The allocation of amounts incurred by GCNM and SGGC in the settlements with Amoco Production Company; Conoco, Inc.; the Click-Hill Group; Mobil Producing Texas and New Mexico;

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and Texaco, Inc. and Texaco Exploration and Production, Inc. between MDL-403
Costs, Producer TOP Costs and any other costs, including non-MDL-403 pricing amounts.

          b. The prudence of any amounts GCNM maintains are MDL-403 Costs or non-MDL-403 pricing amounts that GCNM claims should be recovered through its purchased gas adjustment clause ("PGAC").

     The AG, NMIEC, WNG, and the USEA timely intervened in Case 2521. In that case, GCNM sought to recover through rates approximately $36.7 million of the approximately $46.0 million it had incurred in the settlements at issue. GCNM sought to recover approximately $27.8 million as Producer TOP Costs and approximately $6.7 million as MDL-403 Costs through Rate Rider No. 8, plus approximately $2.2 million as non-MDL-403 pricing amounts through its PGAC, Rate Rider No. 4. Staff filed testimony supporting recovery of a total of approximately $33.0 million, including approximately $25.8 million of Producer TOP Costs and approximately $5.4 million of MDL-403 Costs to be collected through Rate Rider No. 8 and $1.8 million of non-MDL-403 pricing amounts to be collected through Rate Rider No. 4. The AG and the USEA filed testimony supporting recovery of lesser amounts.

     A hearing was commenced on August 23, 1994. After the first day, the hearing was recessed at the request of GCNM,

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Staff, the AG and the USEA so that they could continue to negotiate a settlement.

     4. This Stipulation is the result of those settlement negotiations. It resolves all outstanding issues raised in Cases 2503 and 2521, which pertain to Rate Rider No. 8 and Rate Rider No. 4 collection of settlement amounts paid to producers and legal and consulting expenses incurred by GCNM and SGGC in reaching the producer settlements at issue in those dockets.

     5. Under this Stipulation, GCNM shall be authorized to collect a total of $43.35 million of the approximately $48.6 million it sought to recover in Cases
2503 and 2521.   Of this amount, GCNM will be authorized to recover $41.55
million through Rate Rider No. 8 and $1.8 million through Rate Rider No. 4.

     6. Under the terms of this Stipulation, GCNM shall be authorized to collect $8,997,165 relating to the settlements and issues that were the subject of Case 2503. This entire amount shall be classified as Producer TOP Costs and shall be recovered through Rate Rider No. 8. In addition, GCNM shall be authorized to collect $34,352,835 relating to the settlements and issues that were the subject of Case 2521. Of that amount, $27,089,315 shall be classified as Producer TOP Costs and $5,463,520 shall be classified as MDL-403 Costs, all of which shall be collected through Rate Rider No. 8, and $1,800,000 shall be classified as non-MDL-403 pricing amounts and collected through Rate Rider No.

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4.

     7. The allocations of Producer TOP Costs and MDL-403 Costs described in paragraph 6 above are just and reasonable. The $5,463,520 allocated as MDL-403 Costs shall be deemed to be just and reasonable. The $1,800,000 classified as non-MDL-403 pricing amounts shall be deemed to be just and reasonable purchased gas costs properly recoverable through the PGAC.

     8. Sales Service Customers, as that term is defined in GCNM's First Revised Rule No. 27, along with any End-Use Transportation Customers who were Sales Service Customers on the Status Determination Date of March 1, 1990, shall be designated as the "Sales MDL-403 Cost Pool." Amounts to be collected from the Sales MDL-403 Pool shall be collected in the manner set forth in paragraphs 3.A.3(a), 3.A.5(a)(i), and 3.A.5(b) of First Revised Rule No. 27.

     9. The $36,086,480 classified as Producer TOP Costs shall be collected from Sales Service Customers and End-Use Transportation Customers, as those terms are defined in GCNM's First Revised Rule No. 27, on a volumetric basis, pursuant to the Final Orders in Cases 2183 , 2340 and 2353 and paragraphs 3.A.1. and 3.A.5. of GCNM's First Revised Rule No. 27.

     10. For purposes of allocating the MDL-403 Costs under this Stipulation, the Status determination Date as defined in the Final Order in Case 2340 and in GCNM's First Revised Rule No. 27

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shall be March 1, 1990.  In accordance with the Final Order in Case 2340 and
GCNM's First Revised Rule No. 27, once a customer's status is determined, that status shall remain unchanged for the duration of the collection of the costs described in this Stipulation. The March 1, 1990, Status Determination Date notwithstanding, the Department of Energy in Los Alamos, Hollamon Air Force Base, Cannon Air Force Base and White Sands Missile Range shall be deemed to be End-Use Transportation Customers as of the Status Determination Date, March 1, 1990.

     11. The provisions of the 2183 Stipulation, the Final Orders in Cases 2183 and 2340, and GCNM's First Revised Rule No. 27 mandating the development of individual, pro-rata MDL-403 Costs allocations for End-Use Transportation Customers shall be modified to provide for the recovery on a pooled basis of any MDL-403 Costs under this Stipulation from End-Use Transportation Customers, as that term is defined in GCNM's First Revised Rule No. 27. End-Use Transportation Customers as defined in paragraph 10 above, along with any End-Use Transportation Customers whose service from GCNM commenced after March 1, 1990, shall be designated as the "Transport MDL-403 Cost Pool." Amounts to be collected from the Transport MDL-403 Cost Pool will not be calculated pursuant to the provisions of Rate Rider No. 8 as specified in GCNM's First Revised Rule No. 27, paragraph 3.A.3(b), and that paragraph shall be amended to provide that a

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single MDL-403 Factor shall be computed for all members of the Transport MDL-403
Cost Pool in a manner similar to that set forth for the Recoverable Amounts Authorized in Case 2353 as described in paragraph 3.A.6. of First Revised Rule No. 27, except such amounts to be recovered shall be recovered with interest after the first year of collection as provided in paragraph 3.A.3.(a)(ii) and 3.A.3.(b)(ii) of First Revised Rule No. 27. The amounts allocated to the Transport MDL-403 Cost Pool shall be recovered from members of the pool prospectively on a per-therm basis.

     12. Sales Service Customers, as that term is defined in GCNM's First Revised Rule No. 27, along with any End-Use Transportation Customers who were Sales Service Customers on the Status Determination Date of March 1, 1990, shall be designated as the "Sales MDL-403 Cost Pool." Amounts to be collected from the Sales MDL-403 Pool shall be collected in the manner set forth in paragraphs 3.A.3(a), 3.A.5(a)(i), and 3.A.5(b) of First Revised Rule No. 27.

     13. The $1,800,000 of non-MDL-403 pricing cost shall be offset against any credit amount due as a result of the annual PGAC reconciliation for the period ending August 31, 1994.

     14. Pursuant to the Stipulation Regarding Discounted Transactions Associated with Contract Reformations approved and adopted by the Commission in Case 2353, costs and revenues

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associated with discounted gathering, processing or transmission services granted to producers in conjunction with the settlements at issue in Cases 2503 and 2521 shall be treated in the manner provided for in that stipulation and detailed in paragraphs 3.A.4. and 3.A.5. of GCNM's First Revised Rule No. 27.

     15. GCNM agrees to file proposed amendments to Rate Rider No. 8 and First Revised Rule No. 27 concurrently with its testimony in support of this Stipulation which will include implementation of the provisions set forth in paragraphs 5 through 14, above.

     16. This settlement may be implemented at the beginning of the earliest possible calendar quarter.

     17. Except as specifically modified herein, all the terms and conditions of the Final Orders in Cases 2183, 2340 and 2353 and Rate Rider No. 8 shall govern the collection of MDL-403 Costs and Producer TOP Costs. Such variances from the Final Orders in Cases 2353, 2340 and 2183, NMPSC Rule 640, and any other Commission rules or orders should be granted as are necessary and proper for the adoption and implementation of this Stipulation.

     18. Except as specifically stated in the language of this Stipulation, the provisions of this Stipulation are effective only for these Cases 2503 and 2521 and shall have no precedential effect. Except as specifically stated in this

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Stipulation, the Parties do not waive any rights they may have in any other pending or future proceedings and will not be deemed to have approved, accepted, agreed to or consented to any concept, principle, theory or method. Issues raised in the pleadings and testimony or any issues that may have been raised or any other matters not specifically addressed by this Stipulation have not been fully litigated nor necessarily determined by the execution of this Stipulation and its approval by the Commission and will not be binding on the Parties nor be relied upon by the Parties as a basis for any claim of estoppel or res judicata in any future proceeding.

     A final order issued by the Commission approving this Stipulation shall not constitute a bar to any future litigation of issues raised in the pleadings and testimony or any issues which could have been raised or any other matters which have not been addressed specifically by this Stipulation. By approving this Stipulation, the Commission, in accordance with NMPUC Rule 110.87, is not granting any approval or precedent regarding any principle or issue in these proceedings.

     19. This Stipulation reflects settlement discussions, and if the Stipulation is not executed or is not adopted in its entirety by the Commission, this Stipulation shall be void and the statements made or the positions taken by the Parties shall not be admissible in any proceeding before any regulatory agency

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or court.  This Stipulation contains the full intent, understanding and entire agreement of the Parties and no implication should be drawn on any matter not addressed in the Stipulation. There are not and have not been any representations, warranties or agreements other than those specifically set forth above.

     20. This Stipulation may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

     21.  The AG does not oppose this Stipulation.

     EXECUTED this       day of September, 1994.

GAS COMPANY OF NEW MEXICO,      NEW MEXICO PUBLIC SERVICE
 a division of Public Service    COMMISSION STAFF
 Company of New Mexico


By___________________________   By____________________________


UNITED STATES EXECUTIVE
AGENCIES


By___________________________

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